Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-4 of Canopius Holdings Bermuda Limited of our report dated February 29, 2012 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Tower Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP

New York, New York

October 10, 2012